Exhibit 10.1

SEPARATION AGREEMENT AND

RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (the “Separation Agreement”) is entered into by and between Alector, LLC (“Alector” or the “Company”) and Shehnaaz Suliman (“you” or “your”). The term “Party” or “Parties” as used herein shall refer to you, the Company, or both, as may be appropriate.

1.    Last Day of Employment. Your last day of employment with Alector is on December 31, 2021 (the “Separation Date”). You acknowledge that you have been paid all wages due and owed through the Separation Date, including any and all accrued but unused vacation.

2.    Health Insurance. Your health insurance benefits will end on December 31, 2021. To the extent provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you may be eligible to continue your group health insurance benefits at your own expense. You will be provided with a separate notice describing your rights and obligations under COBRA.

3.    Severance Benefits. You entered into the Alector, Inc. Change in Control and Severance Agreement with the Company, signed by you on December 10, 2019 (the “Severance Plan”). Subject to the Severance Plan, you are entitled to certain severance benefits upon the execution of a release. Any additional severance benefits beyond those provided in the Severance Plan are considered by Alector on a case-by-case basis. In consideration for you signing this Separation Agreement, allowing it to become effective as set forth in Section 18 below, and complying with the terms and conditions of this Separation Agreement and the Severance Plan, Alector agrees to the following:

a.

Severance Pay. Pursuant to the Severance Plan, Alector will provide you with a lump sum severance payment equal to Three Hundred, Seventy-Five Thousand Dollars ($375,000), less applicable deductions and withholdings (the “Severance Payment”). The Severance Payment represents nine (9) months of your regular annual gross salary in effect as of the Separation Date (i.e., $500,000 annually). The Severance Payment will be paid on the Company’s next regular payroll schedule date that is at least eight (8) calendar days after receipt of this signed Separation Agreement and, in all cases, but in no event later than March 15, 2022.

b.

Severance Bonus. Alector will provide you with a lump sum bonus payment equal to Three Hundred, Thirty-Seven Thousand, Five Hundred Dollars ($337,500), less applicable deductions and withholdings (the “Severance Bonus”). The Severance Bonus will be paid on the Company’s next regular payroll schedule date that is at least eight (8) calendar days after receipt of this signed Separation Agreement and, in all cases, but in no event later than March 15, 2022.

c.

COBRA Benefits. Pursuant to the Severance Plan, if after the Separation Date, you have properly and timely elected to continue medical, dental, and/or vision coverage under the Company’s group health plan in accordance with the continuation requirements of COBRA, the Company shall pay directly to the applicable COBRA plan administrator the premiums for continued medical, dental and vision coverage for you and other eligible dependents under COBRA for a period of nine (9) months, starting January 1, 2022 and ending on September 30, 2022. Thereafter, you shall be entitled to continue such COBRA coverage for the remainder of the COBRA period at your own expense, pursuant to the terms of COBRA.

d.

Equity. You acknowledge that you have the following outstanding awards with the Company: (i) 23,212 incentive stock options pursuant to the January 1, 2020 stock option agreement, (ii) 526,788 non-qualified stock options pursuant to the January 1, 2020 stock option agreement, (iii) 9,769 incentive stock options pursuant to the October 1, 2020 stock option agreement, (iv) 179,444 non-qualified stock options pursuant to the October 1, 2020 stock option agreement, (v) 50,000 performance stock units pursuant to the May 7, 2021 restricted stock agreement, and (vi) 50,000 performance stock units pursuant to the May 7, 2021 restricted stock agreement (the “Grants”). The Grants were issued to you under the Company’s 2019 Equity Incentive Plan (the “Plan”) and shall remain subject to the Plan and the award agreements issued thereunder. In further consideration for your execution of this Separation Agreement, Alector shall cause all incentive stock options and non-qualified stock options subject to the Grants that would have otherwise vested in accordance with the terms of the Plan and the award agreements, absent a termination of employment, during the nine (9) month period immediately following the Separation Date to become fully vested and exercisable as of the Separation Date (the “Accelerated Grants”). For the avoidance of doubt, the Accelerated Grants shall not include any performance stock units (which will remain entirely unvested as of the Separation Date).

e.	Unemployment Benefits. Alector agrees not to contest your application for unemployment.

f.	Except as otherwise provided in this Section 3, all salary payments and employee benefits described above shall terminate on the Separation Date.

4.    No Consideration Absent Execution of this Separation Agreement. You understand and agree that you would not receive the severance benefits specified in Section 3 above, except for your execution of this Separation Agreement and the fulfillment of the promises contained herein. You further understand and agree that you are receiving additional consideration that you would not be entitled to receive under any Company policy, practice, or plan if you did not execute this Separation Agreement.

5.    General Release, Claims Not Released and Related Provisions.

a.

General Release of Claims. You, individually and on behalf of your heirs, executors, administrators, representatives, attorneys, successors, and assigns knowingly and voluntarily releases and forever discharge Alector including its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, reinsurers, successors, and assigns, and their current and former employees, attorneys, officers, directors, and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and the trustees, administrators, fiduciaries, and insurers of such plans and programs, both individually and in their business capacities (collectively, the “Released Parties”), to the full extent permitted by law, of and from any and all claims, known and unknown, asserted and unasserted, which you have or may have against the Released Parties as of the date of execution of this Separation Agreement including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below);

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967 (“ADEA”);

•	The Workers Adjustment and Retraining Notification Act;

•	The Occupational Safety and Health Act;

•	The Sarbanes-Oxley Act of 2002;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The Genetic Information Nondiscrimination Act of 2008;

•	California Family Rights Act – Cal. Gov’t Code § 12945.2;

•	California Fair Employment and Housing Act – Cal. Gov’t Code § 12900 et seq.;

•	California Unruh Civil Rights Act – Cal. Civ. Code § 51 et seq.;

•	Statutory Provisions Regarding the Confidentiality of AIDS Information – Cal. Health & Safety Code § 120775 et seq.;

•	California Confidentiality of Medical Information Act – Cal. Civ. Code § 56 et seq.;

•	California Parental Leave Law – Cal. Lab. Code § 230.7 et seq.;

•	California Military Personnel Bias Law – Cal. Mil. & Vet. Code § 394;

•	The California Occupational Safety and Health Act, as amended, and any applicable regulations thereunder;

•	The California Consumer Credit Reporting Agencies Act – Cal. Civ. Code § 1785 et seq.

•	California Investigative Consumer Reporting Agencies Act – Cal. Civ. Code § 1786 et seq.;

•	Those provisions of the California Labor Code that lawfully may be released;

•	Any other federal, state or local civil or human rights law or any other federal, state or local law, regulation or ordinance;

•	Any public policy, contract, tort or common law; or

•	Any basis for recovering costs, fees or other expenses including attorneys’ fees incurred in these matters.

b.

Claims Not Released. You are not waiving any rights you may have to: (i) your vested Company equity grants or any other vested accrued employee benefits under any of the Company’s health, welfare, or retirement benefit plans as of the Separation Date or unemployment claims (which the Company agrees not to contest); (ii) any rights or claims you may have for indemnification, and/or contribution, advancement or payment of related expenses pursuant to the Indemnification Agreement, dated as of December 9, 2019 (“Indemnification Agreement”), attached as Exhibit B, or any other written agreement with the Company, the Company’s Bylaws or other organizing documents, and/or under applicable law; (iii) benefits or rights to seek benefits under applicable workers’ compensation (except as to claims under Labor Code sections 132a and 4553), unemployment insurance or indemnification statutes or pursue claims which by law cannot be waived by signing this Separation Agreement; (iv) enforce or challenge the validity of this Separation Agreement; (v) coverage under any directors and officers liability insurance, other insurance policies of the Company, COBRA or any similar state law; (vi) as a shareholder of the Company, if applicable; and (vii) any claims arising after the date you sign this Separation Agreement.

c.

Government Agencies. Nothing in this Separation Agreement prohibits, prevents, or otherwise limits you from filing a charge or complaint with or participating, testifying, or assisting in any investigation, hearing, action, or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC, DFEH, DLSE, etc.) or in any legislative or judicial proceeding, nor does anything in this Separation Agreement preclude, prohibit, or otherwise limit, in any way, your rights and abilities to contact, communicate with, or report unlawful conduct to federal, state, or local officials for investigation, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law and expressly excluding your participation in any federal whistleblower programs, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies.

d.

Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which the Company, or any of the other Released Parties, is a party.

6.    Waiver of California Civil Code Section 1542. To affect a full and complete general release as described above, you expressly waive and relinquish all rights and benefits of section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Released Parties, you expressly acknowledge this Separation Agreement is intended to include in its effect, without limitation, all claims you do not know or suspect to exist in your favor at the time of signing this Separation Agreement, and that this Separation Agreement contemplates the extinguishment of any such claims. You warrant you have read this Separation Agreement, including this waiver of California Civil Code section 1542, and that you have consulted with or had the opportunity to consult with counsel of your choosing about this Separation Agreement and specifically about the waiver of section 1542, and that you understand this Separation Agreement and the section 1542 waiver, and so you freely and knowingly enter into this Separation Agreement. You further acknowledge that you later may discover facts different from or in addition to those you now know or believe to be true regarding the matters released or described in this Separation Agreement, and even so you agree that the releases and agreements contained in this Separation Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. You expressly assume any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this Separation Agreement or with regard to any facts now unknown to you relating thereto.

7.    Acknowledgements and Affirmations.

a.

You affirm that you have not filed or caused to be filed any claim, complaint, or action against any of the Released Parties in any forum or form, and that you presently are not a party to any claim, complaint, or action against any of the Released Parties in any forum or form. Nothing in this Separation Agreement or the acknowledgements and affirmations in this Section 7 is intended to impair your rights under whistleblower laws or cause you to disclose your participation in any governmental whistleblower program or any whistleblowing statute(s) or regulation(s) allowing for anonymity.

b.

You affirm that you have received all compensation, wages, bonuses, commissions, and benefits which are due and payable as of the date of execution of this Separation Agreement. You also affirm that you have been (or within 30 days after the Separation Date will be) reimbursed for all expenses necessarily incurred by you in following the Company’s directions or incurred in performing your duties during your employment with Alector.

c.

You affirm and acknowledge that, pursuant to the terms and conditions of the Plan and the Grants, the Company awarded you 32,981 incentive stock options, 706,232 nonqualified stock options, and 100,000 performance stock units. You further acknowledge that the Grants are your only outstanding equity awards with respect to the Company. You acknowledge and affirm that the vesting of the Grants will cease on the Separation Date. You affirm that as of the Separation Date, 17,412 incentive stock options of the Grant will be vested and exercisable, 15,569 incentive stock options of the Grant will be unvested, 451,377 nonqualified stock options of the Grant will be vested and exercisable, 254,855 nonqualified stock options of the Grant will be unvested, and 100,000 performance stock units will be unvested/unreleased. Pursuant to the Plan and the award agreements for the Grants, you acknowledge and agree that you shall have three (3) months following the Separation Date to exercise all vested options under the Grants; following the expiration of three (3) months, all vested, but unexercised, options under the Grants shall be forfeited and you shall have no further right, title, or interest in the vested options. You further acknowledge that any unvested options and any unreleased performance stock units under the Grants shall terminate and be forfeited immediately upon the Separation Date, pursuant to the terms and conditions of the Plan and the award agreements for the Grants.

d.

You acknowledge that you are an individual who is within the category of employees deemed to be a “Specified Employee” within the meaning and in accordance with Treasury Regulation section 1.409A-1(i). Section 409A of the Internal Revenue Code of 1986, as amended, and the related interpretive guidance thereunder (“Section 409A”) requires the deferral of payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). You acknowledge that no payments and benefits provided for in this Agreement are “nonqualified deferred compensation” within the meaning of Section 409A, and therefore you shall not be subject to a six (6) month delay in payment. You understand and agree that you shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by you on account of non-compliance with Section 409A. If either you or the Company reasonably determine that any payment or benefit under this Separation Agreement will violate Section 409A, you and the Company will use best efforts to restructure the payment or benefit in a manner that is either exempt from or compliant with Section 409A. You and the Company agree to execute any and all amendments to this Separation Agreement as may be necessary to ensure compliance with the distribution provisions of Section 409A in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Section 409A.

e.

You further affirm that you have no known workplace injuries or occupational diseases and that you have been granted or has not been denied any leave to which you further affirm that you have no known workplace injuries or occupational diseases and that you have been granted or has not been denied any leave to which you were entitled under the Family and Medical Leave Act, the California Family Rights Act, or disability accommodation laws.

f.

You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by Alector or any of its officers, directors, or employees including, but not limited to, allegations of corporate fraud.

g.

You further affirm that all of the Company’s decisions regarding your pay and benefits through the date of your execution of this Separation Agreement were not discriminatory based on race, color, religion, sex, gender, gender identity, gender expression, sexual orientation, marital status, national origin, ancestry, mental or physical disability, medical condition, age, pregnancy, denial of medical and family care leave, pregnancy disability leave, or any other classification protected by law.

8.    Limited Disclosure.

a.	You agree that you will not publicize or disclose or cause or knowingly permit or authorize the publicizing or disclosure of the contents of this Separation

Agreement, including the amount paid as severance, or of the negotiations leading up to this Separation Agreement (hereafter collectively referred to as “Confidential Agreement Information”) to any person, firm, organization, or entity of any and every type, public or private, for any reason, at any time, without the prior written consent of Alector unless otherwise compelled by operation of law. The Parties acknowledge their intention that the provisions of this Section 8 create no liability for disclosures made: (i) prior to your execution of this Separation Agreement; (ii) by persons from public information released prior to your execution of this Separation Agreement; (iii) to enforce the terms of this Separation Agreement or in any other legal dispute between the Parties; or (iv) as otherwise compelled by subpoena, court order or other operation of law. In addition, the Parties are free to disclose to any persons, and in any manner or forum, the contents of any mutually-agreed internal or external communications regarding your departure from the Company.

b.

The foregoing notwithstanding, you acknowledge the confidentiality provisions of this Section 8 constitute a material inducement to the Company to enter into this Separation Agreement and represents that you have not directly or indirectly disclosed any Confidential Agreement Information to any third-party prior to your execution of this Separation Agreement, except as otherwise permitted in Section 8(c) herein.

c.

You are permitted to disclose Confidential Agreement Information to your domestic partner, financial advisors, tax advisors, or attorneys with whom you choose to consult regarding your consideration of this Separation Agreement. You will inform each such person to whom you disclose Confidential Agreement Information that the information is confidential. You also are permitted to disclose Confidential Agreement Information to any federal, state, or local government or regulatory agency.

9.    Return of Company Property/Information; Pre-Existing Agreements.

a.

You affirm that you have returned of Alector’s documents and property in your possession including, but without limitation, all Electronic Media Systems and Electronic Media Equipment as defined in the “At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement” signed by you on December 5, 2019, and attached hereto as Exhibit A, including any and all computers, laptops, computer/laptop accessories, external storage devices, thumb drives, mobile devices (including but not limited to smart phones, tablets and e-readers), telephone equipment, and other electronic media devices. You also acknowledge your agreement under Exhibit A that anything you created or worked on for the Company while working for the Company belongs solely to the Company and you have not and will not remove or retain such property, including but not limited to notes, reports, files, memoranda, or records. Likewise, you confirm your agreement herein that you will not copy, delete, or alter any information, including personal information voluntarily created or stored, contained in Company Electronic Media Equipment before you return the information to the Company.

You also affirm that you have returned all cardkey/badge passes, door and file keys, safe combinations, computer access codes, disks and instructional or personnel manuals, and other physical or personal property that you received or prepared or helped to prepare in connection with your employment with Alector (“Company Property”).

b.

You acknowledge and agree that in the course of your employment with Alector, you have acquired: (i) confidential information including without limitation information received by the Company from third-parties, under confidential conditions; (ii) other technical, product, business, financial, or development information from the Company, the use or disclosure of which reasonably might be construed to be contrary to the interest of the Company; or (iii) any other proprietary information or data, including but not limited to client lists, which you may have acquired during your employment, including all Company Property or Company Confidential Information as defined in Exhibit A (hereafter collectively referred to as “Company Information”). You understand and agree that such Company Information was disclosed to you in confidence and for use only by Alector. You understand and agree that, except as otherwise permitted herein with respect to Confidential Agreement Information, you: (i) will keep such Company Information confidential at all times, (ii) will not disclose or communicate Company Information to any third-party, and (iii) will not make use of Company Information on your own behalf, or on behalf of any third-party. In view of the nature of your employment and the nature of Company Information you received during the course of your employment, you agree that any unauthorized disclosure to third-parties of Company Information or other violation, or threatened violation, of this Separation Agreement would cause irreparable damage to the confidential or trade secret status of Company Information and to Alector and that, therefore, Alector, and each person constituting Alector hereunder, shall be entitled to seek an injunction prohibiting you from any such disclosure, attempted disclosure, violation, or threatened violation.

c.

The Parties acknowledge and agree that the terms and conditions set forth in Exhibit A shall in no way be altered, modified, enhanced, diminished, or amended by this Separation Agreement, and that Exhibit A stands alone, operates individually, and shall be enforced separately without reference to or effect by the Separation Agreement.

d.	The undertakings set forth in this Section 9 shall survive the termination of this Separation Agreement or other arrangements contained in this Separation Agreement.

10.    Nonadmission of Wrongdoing. The Parties agree that neither this Separation Agreement nor the furnishing of the consideration for this Separation Agreement shall be deemed or construed at any time for any purpose as an admission by you, the Released Parties or any other person of any wrongdoing or evidence of any liability or unlawful conduct of any kind.

11.    Non-Disparagement. You agree you will not criticize, denigrate, or otherwise disparage the Company, its affiliates, including any Released Parties in any manner likely to be harmful to it or them or their business, business reputation or personal reputation, or any of it or their products, processes, policies, practices, standards of conduct or areas of research orally, in writing, including but not limited to on or through any social media platform or application. In addition, you agree not to assist or counsel any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or any Releasee, provided that you may respond accurately and fully to any question, inquiry or request for information when required by law, court order or other legal process, as requested by or communicated to a governmental or regulatory agency, or as necessary in any legal dispute between the Parties. The Company agrees to instruct those employees and the current members of its Board of Directors that are notified of this Separation Agreement to not to make any defamatory comments about you, your character, traits, qualifications, skills, experience or job performance.

12.    Job References. You agree to direct all individuals inquiring about your employment with Alector to Clare Hunt, Head of People, at ch@alector.com or 415-233-4400. The Company will verify employment, including your last position and dates of employment.

13.    Liens and Attorneys’ Fees/Indemnification.

a.	You acknowledge that you solely are responsible for any liens made in connection with any services performed on your behalf by any attorney or other third-parties.

b.

You acknowledge and agree that you will indemnify the Released Parties for any and all costs any of them incur as a result of any claims made by any attorneys or other third-parties to recover monies from the amounts payable to you under this Separation Agreement.

14.    Governing Law and Interpretation.

a.

This Separation Agreement shall be governed and conformed in accordance with the laws of the State of California, without regard to its conflict of law rules. Parol evidence shall not be admissible to alter, vary, or supplement the term of this Separation Agreement. Should any provision of this Separation Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision immediately shall become null and void, leaving the remainder of this Separation Agreement in full force and effect.

b.

In the event of a breach of any provision of this Separation Agreement, any Party may institute an action specifically to enforce any term or terms of this Separation Agreement or seek damages for breach. In an action to enforce any term or terms of this Separation Agreement or to seek damages for breach of this Separation Agreement, in addition to any other available relief, the prevailing party in that action shall be entitled to recover costs and reasonable attorney’s fees, as determined in the manner prescribed by applicable law.

15.    Amendment. This Separation Agreement may not be modified, altered, or changed except in writing and signed by both Parties wherein specific reference is made to this Separation Agreement.

16.    Miscellaneous.

a.

This Separation Agreement may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together shall constitute the same instrument. A signature made on an electronically mailed copy of the Separation Agreement or a signature transmitted by electronic mail shall have the same effect as the original signature.

b.

The section headings used in this Separation Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify, or otherwise be used in the interpretation of any of the provisions hereof.

c.

This Separation Agreement was the result of negotiations between the Parties and their respective counsel. In the event of vagueness, ambiguity, or uncertainty, this Separation Agreement shall not be construed against the Party preparing it, but shall be construed as if both Parties prepared it jointly.

d.

If you or Alector fails to enforce this Separation Agreement or to insist on performance of any term, that failure does not mean a waiver of that term or of the Separation Agreement. The Separation Agreement remains in full force and effect anyway.

17.    Entire Agreement. This Separation Agreement sets forth the entire agreement between the Parties, and fully supersedes any prior agreements or understandings between the Parties, except the Indemnification Agreement and those specifically identified in Section 9(b), which are incorporated herein by reference. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Separation Agreement, except for those set forth in this Separation Agreement.

18.    Consideration and Revocation Periods - Notice.

a.

You acknowledge that you have already attained the age of forty (40) and understand that this is a full release of all existing claims whether currently known or unknown including, but not limited to, claims for age discrimination under the Age Discrimination in Employment Act.

b.

You further acknowledge that you have been advised to consult with an attorney of your own choosing before signing this Separation Agreement, in which you waive important rights, including those under the Age Discrimination in Employment Act.

c.

By executing this Separation Agreement, you also acknowledge that you have been afforded at least twenty-one (21) calendar days to consider the meaning and effect of this Separation Agreement and to discuss the contents and meaning of this Separation Agreement, as well as the alternatives to signing this Separation

Agreement, with an attorney of your choosing, and have done so. You agree that the twenty-one (21) day consideration period began on the date this Separation Agreement first was delivered to you and that if the Company changes any of the terms of the offer contained in this Separation Agreement (whether the changes are material or not), the twenty-one (21) day consideration period shall not be restarted but shall continue without interruption.

d.

You understand that the releases contained in this Separation Agreement do not extend to any rights or claims that you have under the Age Discrimination in Employment Act that first arise after execution of this Separation Agreement.

e.

If you sign this Separation Agreement before the twenty-one (21) day consideration period expires, the seven (7) day revocation period (described in Section 18(f) below) immediately shall begin. If you sign this Separation Agreement before the twenty-one (21) day consideration period expires, you agree that you knowingly and voluntarily have accepted the shortening of the twenty-one (21) day consideration period and that the Company has not promised you anything or made any representations that are not contained in this Separation Agreement. In addition, if you sign this Separation Agreement before the twenty-one (21) day consideration period expires, you acknowledge and affirm that the Company has not threatened to withdraw or alter the offer contained in this Separation Agreement prior to the expiration of the twenty-one (21) day consideration period.

f.

You may revoke this Separation Agreement for a period of seven (7) calendar days following the date you execute this Separation Agreement. Any revocation during this period must be submitted in writing and state, “I hereby revoke my acceptance of our Separation Agreement and General Release of Claims.” The revocation must be delivered by email to Clare Hunt (ch@alector.com) or her designee, or mailed to 131 Oyster Point Blvd Ste 600, South San Francisco, CA 94080 and postmarked within seven (7) calendar days after your execution of this Separation Agreement. The foregoing notwithstanding, this Separation Agreement shall not become effective and enforceable until the seven (7) day revocation period has expired.

I, SHEHNAAZ SULIMAN, UNDERSTAND AND ACKNOWLEDGE THAT I HAVE HAD AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS SEPARATION AGREEMENT PRIOR TO EXECUTION OF THIS SEPARATION AGREEMENT. I FURTHER UNDERSTAND AND ACKNOWLEDGE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SEPARATION AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS SEPARATION AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE CONSIDERATION SET FORTH IN SECTION 3 ABOVE, I FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS SEPARATION AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST THE RELEASED PARTIES AS OF THE DATE OF EXECUTION OF THIS SEPARATION AGREEMENT.

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Separation Agreement and Release of Claims as of the date set forth below:

Executed on December 31, 2021		/s/ Shehnaaz Suliman
Shehnaaz Suliman

ALECTOR, LLC

Executed on December 31, 2021	By:	/s/ Clare Hunt
Clare Hunt
Head of People

Attachments:

Exhibit A: At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement” and attached exhibits

Exhibit B: Indemnification Agreement